Exhibit 99.1

FOR IMMEDIATE RELEASE	NR15-21

DYNEGY REPORTS RESULTS FROM ILLINOIS POWER AGENCY CAPACITY PROCUREMENT EVENT

HOUSTON (September 18, 2015) — The Illinois Commerce Commission announced yesterday that Dynegy is one of the winning suppliers of the Illinois Power Agency’s MISO Zone 4 capacity procurement event. The capacity procured in this process is for planning year 2016/2017 at a weighted average price of $138.12 per MW-Day. Total capacity to be provided by the winning suppliers is 1,033 MWs.

“The results of this RFP further validates Dynegy’s MISO investment thesis that the value of MISO capacity is rising as reserve margins tighten,” said Robert C. Flexon, president and CEO of Dynegy.

Dynegy’s share of the awarded MWs and the clearing prices has not been separately disclosed and remains confidential.

Please click on the link below for additional details on the RFP results.

http://ipa-energyrfp.com/download/standard-products-category-2015/Fall%202015%20STP%20Procurement%20Events%20-%20Results_16%20SEP%202015.pdf

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ABOUT DYNEGY

We are committed to leadership in the electricity sector. With nearly 26,000 megawatts of power generation capacity and two retail electricity companies, Dynegy is capable of supplying 21 million homes with safe, reliable and economic energy. Homefield Energy and Dynegy Energy Services are retail electricity providers serving businesses and residents in Illinois, Ohio, and Pennsylvania.

FORWARD LOOKING STATEMENTS

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” particularly those statements concerning Dynegy’s MISO investment thesis. These statements are based on the current expectations of Dynegy’s management discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2014 Form 10-K and subsequent Form 10-Qs. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by the following, among other things, (i) the continued validation of Dynegy’s MISO investment thesis; (ii) the industry may be subject to future regulatory or legislative actions, including environmental, that could adversely affect Dynegy; and (iii) Dynegy may be adversely affected by other economic, business, and/or competitive factors. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Contacts:	Media: Micah Hirschfield, 713.767.5800

Analysts: Rodney McMahan, 713.507.6466